Exhibit 99.1

AmericasBank Corp.
Contact: Mark H. Anders
Phone: 443-921-0804
Website:
www.americasbank.com

AmericasBank Corp. nets $11 million from stock offering;

common shares to be listed on NASDAQ Capital Market, moving from OTC

Bulletin Board

Towson, MD (03/10/2006) — AmericasBank Corp. (OTCBB: AMAB), the holding company for AmericasBank, announced today that it completed the sale of 1,725,000 shares of its common stock at a price of $7.00 per share in a “best efforts” public offering managed by McKinnon & Company, Inc. Estimated net proceeds from the offering will amount to approximately $11 million.

Mark H. Anders, President and Chief Executive Officer, stated: “We are extremely pleased with the results of this offering. Proceeds from the offering will be used for general corporate purposes, including the growth and development of the Company’s community banking strategy.”

Details of the offering are contained in a prospectus for the offering dated March 6, 2006. A copy of the prospectus may be obtained from McKinnon & Company, Inc., 999 Waterside Drive, Suite 1200, Norfolk, Virginia 23510 (757-623-4636).

AmericasBank Corp. also announced today that its common stock would begin trading on The Nasdaq Capital Market on Monday, March 13, 2006, under the symbol “AMAB”.

About AmericasBank Corp.

AmericasBank Corp. is the parent company of AmericasBank, a Maryland-chartered commercial bank headquartered in Towson, Maryland. AmericasBank is dedicated to contributing to the growth and prosperity of the communities it serves, with a special focus on serving the needs of the business community and promoting home ownership.

The statements in this press release that are not historical facts constitute “forward-looking statements” as defined by Federal Securities laws. Such statements, regarding AmericasBank Corp.’s anticipated future results of operations, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: the risk that AmericasBank Corp. may continue to incur losses; the possible loss of key personnel; the inability to successfully implement strategic initiatives; risk of changes in interest rates, deposit flows and loan demand; risks associated with AmericasBank’s lending limit; risks associated with the lack of a credit facility; risk associated with having a large percentage of residential real estate loans secured by investment properties; risk of an industry concentration with respect to deposits; risk of credit losses; risks associated with residential mortgage lending, including acting as a correspondent lender; risk associated with a slowdown in the housing market or high interest rates; the allowance for loan and lease losses may not be sufficient; operational risks of the leasing companies to which AmericasBank has extended credit in connection with the lease portfolio; dependence on third party vendors; risk of insufficient capital; risk of possible future regulatory action as a result of past violations of the Real Estate Settlement Procedures Act; as well as changes in economic, competitive, governmental, regulatory, technological and other factors that may affect AmericasBank Corp. or AmericasBank specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. AmericasBank Corp. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the AmericasBank Corp’s filings with the U.S. Securities and Exchange Commission and available at their web site www.sec.gov.